UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2014

SANDRIDGE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33784	20-8084793
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

123 Robert S. Kerr Avenue Oklahoma City, Oklahoma	73102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code: (405) 429-5500

Not Applicable.

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 6, 2014, SandRidge Energy, Inc. (“SEI”), SandRidge Holdings, Inc., a wholly-owned subsidiary of SEI (“SHI,” and collectively with SEI, “SandRidge”), and Fieldwood Energy LLC (“Fieldwood”), entered into an Equity Purchase Agreement (the “Purchase Agreement”), pursuant to which Fieldwood will acquire all of the equity interests in certain subsidiaries (the “Acquired Companies”) that own all of SandRidge’s oil and gas exploration and production business in the Gulf of Mexico and certain onshore oil and gas assets. The Purchase Agreement provides that, at the closing and subject to customary adjustments, Fieldwood will pay SandRidge $750 million in cash, $75 million of which has been deposited with SandRidge. In addition, effective as of the closing, Fieldwood will assign overriding royalty interests in certain oil and gas leases with respect to certain depths to a subsidiary of SandRidge. The transaction has an effective date of December 1, 2013.

Consummation of the transaction is subject to customary conditions, including compliance with the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the absence of aggregate casualty losses exceeding 20% of the purchase price. SandRidge and Fieldwood have agreed to certain interim operating covenants between the date of the Purchase Agreement and the closing.

The Purchase Agreement may be terminated by SandRidge or Fieldwood if closing has not occurred by March 31, 2014. The Purchase Agreement may also be terminated by either party for certain breaches of representations, warranties or covenants by the other party or by mutual written consent. The Purchase Agreement also provides that (i) SandRidge will be entitled to retain the $75 million deposit and an additional payment of $75 million as liquidated damages if SandRidge has the right to terminate the Purchase Agreement due to Fieldwood’s breach of any representation, warranty or covenant, (ii) Fieldwood will have the option of enforcing specific performance or receiving back the $75 million deposit as its sole and exclusive remedy if Fieldwood has the right to terminate the Purchase Agreement due to SandRidge’s breach of any representation, warranty or covenant and (iii) Fieldwood will receive back the $75 million deposit as its sole and exclusive remedy for failure to consummate the transaction by March 31, 2014.

Each of SandRidge and Fieldwood has made customary representations and warranties and covenants. The assertions embodied in the representations and warranties were made solely for purposes of the contract between SandRidge and Fieldwood and are not intended to provide factual, business or financial information about SandRidge. Moreover, some of the representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for purposes of allocating risk between SandRidge and Fieldwood rather than establishing matters as facts.

The Purchase Agreement is filed as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement.

Item 7.01	Regulation FD Disclosure

On January 7, 2014, SEI issued a press release announcing that SandRidge has entered into the Purchase Agreement. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

2.1	Equity Purchase Agreement, dated as of January 6, 2014, between SandRidge Energy, Inc., SandRidge Holdings, Inc. and Fieldwood Energy LLC.*

99.1	Press release issued by SandRidge Energy, Inc. dated as of January 7, 2014.

*	Certain schedules and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: January 9, 2014

SANDRIDGE ENERGY, INC.
(Registrant)

By:	/s/ Eddie M. Leblanc
Name:	Eddie M. Leblanc
Title:	Executive Vice President and Chief Financial Officer

Exhibit Index

No.	Description

2.1	Equity Purchase Agreement, dated as of January 6, 2014, between SandRidge Energy, Inc., SandRidge Holdings, Inc. and Fieldwood Energy LLC.*

99.1	Press release issued by SandRidge Energy, Inc. dated as of January 7, 2014.

*	Certain schedules and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished to the Securities and Exchange Commission upon request.

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